Exhibit 99.1

BigCommerce Customers Start Critical Holiday Shopping Season Strong with 10% Increase in Cyber Week Sales

2023 Cyber Week results find ecommerce sales grew for BigCommerce customers, as the platform marked 100% Cyber Week uptime for the tenth consecutive year

AUSTIN, Texas — November 28, 2023 — BigCommerce (Nasdaq: BIGC), a leading Open SaaS ecommerce platform for fast-growing and established B2C and B2B brands, today reported its customers experienced another year of increased Cyber Week sales, surpassing what has been another successful start to the holiday shopping season for the retail industry.

From Thanksgiving through Cyber Monday, there was a marked increase of 10% in gross merchandise value (GMV) for BigCommerce merchants compared to the same period in 2022. Shoppers were more active this year too with total orders up 7%. They spent more as well as reflected by a 3% increase in average order value (AOV), compared to Cyber Week 2022. Overall US ecommerce sales for the period were up 7.8% over 2022, according to Adobe Analytics. Global ecommerce sales were up 6% over the five-day period, according to Salesforce.

“Cyber Week closed with a 12% spike in year-over-year sales on Cyber Monday, signaling consumers’ urgency to capitalize on deep discounts before they were gone,” said Brent Bellm, CEO at BigCommerce. “Even with the holiday shopping season and retailer promotions starting earlier, these five days remain critical to retailers’ success. The 12% increase on Thanksgiving Day likely reflects that cost conscious consumers did their homework in advance – earmarking the exact items they want and then waiting for retailers to layer on early deals before pulling the trigger.”

BigCommerce merchants on the company’s enterprise plans experienced even higher GMV and order growth over 2022.

Additional 2023 Cyber Week highlights include:

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Mobile orders accounted for 38% of all Cyber Week orders, a slight increase from last year. Notably, however, the percentage of sales on mobile devices increased by a more substantial 13% in 2023.
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Top-performing categories by GMV increase were Apparel & Accessories (+22%), Food & Beverage (+20%) and Vehicles & Parts (+20%).
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Cyber Week was a big hit in EMEA, where GMV surged 20% on a 10% increase in total orders.
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The biggest sales volumes occurred on Black Friday and Cyber Monday. Black Friday GMV was up 8% and Cyber Monday GMV was up 12% over 2022. Total orders on Cyber Monday were up 10% over last year.
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Shoppers were most active from 2-3pm on Cyber Monday and from 10-11am on Black Friday.
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Amazon was the standout among marketplaces with highest GMV and most orders for BigCommerce merchants, followed in GMV by eBay and Walmart.

“It’s gratifying to see BigCommerce customers perform well and benefit from our platform achieving 100% uptime for the tenth year in a row,” Bellm said. “Our open, simplified approach to enterprise

Exhibit 99.1

ecommerce delivers the competitive advantage brands and retailers need to succeed around the world and across multiple sales channels.”

Early holiday shopping results in October pointed to consumer resilience with a 5.9% year-over-year increase in online spending reported by Adobe Analytics. Similarly, BigCommerce customers saw positive numbers when it came to online orders, GMV and AOV for the month of October versus the previous year.

For more results and analysis, read the full report on the BigCommerce blog.

Methodology

BigCommerce’s Cyber Week data is based on a comparison of year-over-year total platform sales metrics and represents the applicable period-on-period change that occurred Nov. 24-28, 2022, and Nov. 23-27, 2023. It contains information from thousands of small, mid-sized and enterprise retailers selling on the BigCommerce platform. Unless otherwise noted, the data is global.

About BigCommerce

BigCommerce (Nasdaq: BIGC) is a leading open software-as-a-service (SaaS) ecommerce platform that empowers brands and retailers of all sizes to build, innovate and grow their businesses online. BigCommerce provides its customers sophisticated enterprise-grade functionality, customization and performance with simplicity and ease-of-use. Tens of thousands of B2C and B2B companies across 150 countries and numerous industries use BigCommerce to create beautiful, engaging online stores, including Ben & Jerry’s, Molton Brown, S.C. Johnson, Skullcandy, Solo Stove, Ted Baker and Vodafone. Headquartered in Austin, BigCommerce has offices in London, Kyiv, San Francisco, and Sydney. For more information, please visit www.bigcommerce.com or follow us on Twitter, LinkedIn, Instagram and Facebook.

BigCommerce® is a registered trademark of BigCommerce Pty. Ltd. Third-party trademarks and service marks are the property of their respective owners.

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Media Contact

Brad Hem

pr@bigcommerce.com